EXHIBIT 99.1

Sevcon Reports Record Sales for Full Year Fiscal 2015

SOUTHBOROUGH, Mass., Dec. 8, 2015 (GLOBE NEWSWIRE) -- Sevcon, Inc. (Nasdaq:SEV) reported financial results for the fourth quarter and fiscal year ended September 30, 2015.

Fourth-Quarter Fiscal 2015 Results Summary

  Revenues increased $0.5 million, or 4.7 percent, to $10.5 million, from $10.0 million in the fourth quarter of fiscal 2014, mainly reflecting increasing customer demand for products developed for an expanding range of applications in the on-road sector. Foreign currency fluctuations decreased reported sales by $554,000, or 5.5 percent, mainly due to a stronger U.S. dollar compared to the euro and British pound than in the fourth quarter of fiscal 2014.

  The Company recorded operating income of $677,000, compared with an operating loss of $94,000 in the fourth quarter last year. Excluding the net favorable impact of foreign currency, operating income would have been $184,000, an increase of $278,000 compared with the fourth quarter of fiscal 2014.

  The Company's income tax provision was $218,000, compared with $21,000 in the fourth quarter of fiscal 2014.

  Net income attributable to common stockholders was $254,000, or $0.07 per diluted share, after preference share dividends of $105,000 or $0.03 per share, compared with $37,000 or $0.01 per diluted share, after preference share dividends of $23,000 a year earlier.

Full-Year Fiscal 2015 Result Summary

  Revenues increased $3.2 million, or 8.5 percent, to $41.1 million, from $37.9 million for fiscal 2014. Foreign currency fluctuations decreased reported sales by $2.4 million, or 6 percent, mainly due to a stronger U.S. dollar compared with the euro and British pound in the prior year.

  Operating income was $1.9 million, compared with $1.0 million in fiscal 2014. Favorable foreign currency effects increased operating income by $1.7 million compared with fiscal 2014. Excluding the impact of foreign currency, operating income would have been $0.2 million, a decrease of $0.8 million from fiscal 2014. This decrease was largely due to a $2.5 million increase in operating expense, and in particular increased sales and engineering headcount to address substantial potential future opportunities.

  There was an income tax charge of $406,000 in fiscal 2015, compared with an income tax charge of $85,000 in fiscal 2014.

  Net Income attributable to common stockholders was $1.1 million, or $0.32 per diluted share, after preference share dividends of $440,000 or $0.13 per share, compared with $909,000, or $0.28 per diluted share, for fiscal 2014, after preference share dividends of $23,000.

Management Comments

"We ended fiscal 2015 on a strong note with fourth-quarter sales up 4.7 percent, driven by a significant increase in on-road OEM applications," said Sevcon Chief Executive Officer Matt Boyle. "We made excellent progress during the year on our growth strategy, and reported record financial results. Excluding foreign currency impacts, total sales increased $5.7 million, or 15 percent, from fiscal 2014. Sales for on-road applications were up 41 percent, driven by our pursuit of high-value electrification segments. Our breakthrough GEN5 technology platform, the foundation of our growth strategy, was introduced in September to a highly receptive customer base. Simple to install and program, GEN5 motor controllers will set new standards of reliability, flexibility, and security in on-road applications. We also logged a record number of product shipments during the year, and rolled out customizable technology solutions that we believe will provide 30 percent more value than traditional technologies. In our off-road, industrial market segment, sales increased 1.5 percent from fiscal 2014."

"Looking forward to fiscal 2016, we continue to be in an investment mode in order to maximize future returns for our stockholders," Boyle said. "We believe that, with our new technologies, Sevcon is well-positioned for further design wins with an increasing number of GEN5 products, plus an expanding base of blue-chip customers. We expect that our traditional off-road industrial markets will continue to be a proxy for global economic trends. We are taking the necessary steps to accelerate our industrial sector growth, and these initiatives are progressing well. In the on-road sector, we are continuing to focus on opportunities related to the global demand for electrification. We believe that our GEN5 technology will enable Sevcon and its customers to be faster to market, reduce risk, and gain share in high-growth electrification applications."

Fourth-Quarter Fiscal 2015 Conference Call Details

Sevcon has scheduled a conference call to review its results for the fourth quarter and fiscal 2015 tomorrow, December 9, 2015 at 9:00 a.m. ET. Those who wish to listen to the conference call webcast should visit the investor relations section of the company's website at http://ir.sevcon.com. The live call also can be accessed by dialing (877) 407-5790 or (201) 689-8328 prior to the start of the call. If you are unable to listen to the live call, the webcast will be archived on the company's website.

Fourth Quarter Fiscal 2015 Financial Highlights
(in thousands except per share data)
	Three months ended		Twelve months ended
	(unaudited)
	September 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014
Revenues	$ 10,523	$ 10,047	$ 41,142	$ 37,923
Operating income (loss)	677	(94)	1,894	1,025
Interest income	11	9	31	10
Interest expense	(22)	(83)	(76)	(136)
Foreign currency gain (loss)	(140)	48	118	(83)
Change in fair value of cash flow hedges	46	--	(22)	--
Income (loss) before income taxes	572	(120)	1,945	816
Income taxes provision	(218)	(21)	(406)	(85)
Net income (loss)	354	(141)	1,539	731
Net loss attributable to non-controlling interest	5	201	36	201
Net income attributable to Sevcon, Inc. and subsidiaries	359	60	1,575	932
Series A Preference Share dividends	(105)	(23)	(440)	(23)
Net income attributable to common stockholders	254	37	1,135	909
Basic income per share	$ 0.08	$ 0.01	$ 0.33	$ 0.27
Diluted income per share	$ 0.07	$ 0.01	$ 0.32	$ 0.19
Average shares outstanding - Basic	3,498	3,407	3,469	3,398
Average shares outstanding - Diluted	4,958	4,873	4,929	4,856

Summarized Balance Sheet Data

			September 30, 2015	September 30, 2014
Cash and cash equivalents			$ 8,048	$ 11,238
Receivables			9,462	6,877
Inventories			6,790	6,258
Prepaid expenses and other current assets			3,581	1,747
Total current assets			27,881	26,120
Long-term assets			7,735	7,847
Total assets			$ 35,616	$ 33,967

Current liabilities			$ 8,357	$ 6,276
Liability for pension benefits			10,963	9,529
Other long-term liabilities			500	1,700
Stockholders' equity			15,712	16,342
Noncontrolling interest			84	120
Total liabilities and stockholders' equity			$ 35,616	$ 33,967

About Sevcon, Inc.

Sevcon is a world leader in the design and manufacture of controls for zero emission electric and hybrid vehicles. The controls are used to vary the speed and movement of vehicles, to integrate specialized functions and to optimize the energy consumption of the vehicle's power source. The Company supplies customers throughout the world from its operations in the USA, the U.K., France and the Asia Pacific region and through an international dealer network. Sevcon's customers are manufacturers of on and off-road vehicles including cars, trucks, buses, motorcycles, fork lift trucks, aerial lifts, mining vehicles, airport tractors, sweepers and other electrically powered vehicles. For more information visit www.sevcon.com.

Forward-Looking Statements

Statements in this release about Sevcon's future financial results are forward-looking statements subject to risks and uncertainties that could cause actual results to differ materially from those we anticipate. In particular: Sevcon's customers supply capital markets which are cyclical and periods of weakness in the United States and international economies may harm our business; global demand for electric vehicles incorporating our products may not grow as much or as quickly as we expect; our customers' products may not be as successful as those of other entrants in the electric vehicle market who are supplied by our competitors; our products are designed to exacting standards, they are however complex and a failure mechanism may require a field campaign or recall; we may not be able to attract and retain the level of high quality engineering staff that we need to develop the new and improved products we need to be successful; we are dependent on a few key suppliers and subcontractors for most components, sub-assemblies and finished products, and we may not be able to establish alternative sources of supply in time if supplies are interrupted; we may not be able to raise the capital we anticipate needing to grow our business; and companies we acquire may be more costly to acquire and integrate, or may not generate as much revenue and earnings, as we anticipate. Please see the Company's most recent Forms 10-K and 10-Q on file with the SEC for further information regarding Sevcon's risk factors.

CONTACT: David Calusdian
         Sharon Merrill Associates
         1 (617) 542 5300
         SEV@InvestorRelations.com

         Matt Boyle
         President and CEO
         1 (508) 281 5503
         matt.boyle@Sevcon.com